Exhibit 19.1
WAYFAIR INC.

INSIDER TRADING COMPLIANCE POLICY

1. Summary
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Wayfair Inc. (together with its subsidiaries, “Wayfair” or the “Company”), as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person trades a Security while in possession of material non-public information relating to the Security or disclosing material non-public information to others who may trade on the basis of that information. As explained in Section 3 below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws can be severe and include imprisonment, disgorgement of profits, criminal prosecution, significant fines and public embarrassment. The reason for the transaction, size of the transaction, or the amount of profit received does not have to be significant — even small insider trading violations may be monitored, aggressively investigated, and prosecuted. Insider trading is also prohibited by this Insider Trading Compliance Policy (this “Policy”), and violation of this Policy may result in Company-imposed discipline and sanctions, including termination of your employment or other relationship with the Company for cause.
This Policy applies to all Covered Persons (as defined below). This Policy also applies to Family Members and other members of a person’s household, as well as Controlled Entities, as described in more detail in Section 3 below. Certain persons are also subject to additional requirements concerning transactions in Wayfair Securities, as explained in Section 4. Every Covered Person must review this Policy. Questions regarding the Policy should be directed to the Company’s legal department.
2. Statement of Policies Prohibiting Insider Trading, Individual Responsibility
No Trading While Aware of Material Non-public Information. Do not trade any type of Security while in possession of material non-public information relating to the Security, whether the issuer of such Security is the Company or any other company (i) with which the Company does business or (ii) is involved in a potential transaction or business relationship involving the Company (together, “Other Companies”).
No Tipping. Do not directly or indirectly communicate (or “tip”) material non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information, including the Company's Guidelines for Corporate Disclosure or similar policy) or to anyone within the Company other than on a need-to-know basis. This practice, known as "tipping", also includes recommending the trading of any Securities when you are aware of material non-public information. Tipping violates the securities laws and can result in civil and criminal penalties, even if you do not trade or gain any benefit from another person's trading.
No Third-Party Trading or Tipping. Do not trade in Securities of Other Companies, including the Company’s customers, suppliers, partners and other enterprises, when aware of material non-public information about that company from your work at Wayfair. You must also not tip or disclose material non-public information about Other Companies.
No Short Sales, Hedging, Pledging or Trading in Derivatives. Short sales, transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of Wayfair Securities, and transactions in the derivatives of Wayfair Securities, are prohibited. This includes transactions involving prepared variable forward contracts, equity swaps, collars, options, warrants, puts, calls, or similar instruments related to Wayfair Securities. Additionally, Covered Persons are prohibited from pledging Wayfair Securities as collateral to secure loans, provided, however, that (a) loans against non-Wayfair Securities held in a 401(k) plan are not subject to this prohibition and (b) an exception may be requested in the event a Covered Person wishes to pledge Wayfair Securities as collateral for a loan and has clearly demonstrated the financial capacity to repay the loan without resort to the pledged securities. Requests should be submitted to the General Counsel or Deputy General Counsel, who will subject the request for approval by the Compensation Committee of the Board of Directors. The Compensation Committee may approve or deny the request in its sole discretion.
Covered Persons are individually responsible for complying with this Policy, and for ensuring that any Family Members and Controlled Entities whose transactions are also subject to this Policy, as discussed below, also comply with this Policy.
While this Policy is not applicable to Securities transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.
3. Explanation of Insider Trading Terms
“10b5-1 Plan” means a binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including the applicable cooling off period, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.
“Covered Person” means all directors, officers, employees (including part-time and temporary employees), consultants and contractors of Wayfair.

“Controlled Entities” means any entities or persons who are influenced or controlled by a Covered Person or the Company, including, but not limited to, any corporations, partnerships, trusts or investment funds. Trades by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for a Covered Person’s own account.
“Family Member” means the following persons: family members who reside with a Covered Person (including a spouse or domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Covered Person’s household, and any family members who do not live in a Covered Person’s household but are financially dependent on a Covered Person or whose transactions in Securities are directed by a Covered Person or are subject to a Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in Securities. Trades by Family Members should be treated for the purposes of this Policy and applicable securities laws as if they were for a Covered Person’s own account. This Policy does not, however, apply to personal Securities transactions of Family Members where the trading decision is made by a third party not controlled by, influenced by or related to a Covered Person or a Covered Person’s Family Members.
“Material non-public information” refers to information that is both “material” and “non-public”. Determining whether information is “material” requires consideration of all relevant facts and circumstances. In general, information is material if it would likely be considered important by an investor who is deciding whether to buy or sell a Security, or if the information is likely to have a significant effect on the market price of the Security. Both positive and negative information may be material. “Materiality” is different for different companies. Information that is not material to Wayfair may be material to another company. If you have a question about whether certain information you are aware of is material or has been made public, you should contact the legal department. A good general guideline is: When in doubt, do not trade.
“Officer” or “officer” means each person defined as an “officer” of the Company pursuant to Rule 16a-1(f) of the 1934 Act.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Securities” means a security issued by any public company, including, but not limited to, common stock, convertible notes, or any other type of securities that the Company or other companies may issue, including (but not limited to) preferred stock, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments that are not issued by such company, such as exchange-traded put or call options or swaps relating to the securities.
“Trade” or “trading” generally means any transfer of Securities, including any purchases or sales in public markets or private transactions. This definition extends to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options that involve a market sale of Securities

(including a broker-assisted cashless exercise of a Company stock option), and acquisitions and exercises of warrants or puts, calls or other derivative Securities.
Conversely, references to “trade” or “trading” do not include:
•bona fide gifts of Wayfair Securities that have been pre-approved by an Authorizing Officer (as defined herein), unless the giver of such gift is restricted from trading under this Policy and knows that the recipient intends to trade in the Securities while the giver remains restricted; provided, however, that in all other instances gifts of Securities are subject to this Policy, including the prohibition on trading during a black-out period.
•transfers by will or the laws of descent and distribution or transfers for tax or estate planning purposes in which your beneficial ownership and pecuniary interest in the transferred Securities does not change;
•tax withholding transactions (such as "sell-to-cover" transactions) involving Wayfair Securities that are automatically sold by the Company pursuant to mandatory Company policies or otherwise effected automatically pursuant to the terms of an award agreement, in each case covering only such Securities as are necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award;
•vesting of equity-based awards and the withholding of Wayfair Securities by the Company to cover tax withholding obligations upon the vesting or settlement of equity-based awards;
•cash-settled exercises of stock options or other equity-based awards that do not involve a market sale of Wayfair Securities;
•transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account controlled by the same Covered Person);
•acquisitions or dispositions of Wayfair Securities under the Company’s 401(k) or other individual account plan that are made pursuant to standing instructions, in a form approved by the Company; provided that any elections may not be entered into or modified while the Covered Person is aware of material non-public information or during an applicable blackout period;
•transactions in publicly traded mutual funds that hold Wayfair Securities; or
•acquisitions of Wayfair Securities under an employee stock purchase plan (“ESPP”) that result from a Covered Person’s advance elections made while not in possession of material non-public information; provided that no Covered Person may make initial elections to participate in an ESPP, change a payroll deduction election under or participation in the ESPP, or sell Wayfair Securities acquired pursuant to an ESPP while aware of material non-public information or, if applicable, during a blackout period.

“Trading Day” refers to a day on which national stock exchanges are open for trading.
“Trading Window” refers to a time period when no black-out period is in effect, as communicated by the Company.
4. Additional Compliance Procedures
Every Covered Person, Family Member, and Controlled Entity is required to follow the procedures set forth in this Policy; provided, however, that these procedures do not apply to any Controlled Entities that engage in the investment of securities in the ordinary course of business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the relevant Covered Person (or affiliated Controlled Entity) has represented to the Company that such entity: (a) engages in the investment of securities in the ordinary course of business; (b) has established insider trading controls and procedures in compliance with applicable securities laws; and (c) is aware such securities laws prohibit any person or entity who has material non-public information concerning a company from purchasing or selling Securities of a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade Securities. The Wayfair legal department has the sole discretion to determine whether this Section 4 may apply, including as to its determination that such outside insider trading controls and procedures do not conflict in any manner with this Policy.
In addition, officers, directors and certain other Covered Persons who are more likely to possess material non-public information about Wayfair are subject to additional restrictions and requirements concerning their transactions in Wayfair Securities as set forth in this Section 4. For the avoidance of doubt, Covered Persons who are not subject to such additional restrictions and requirements at any given time are nevertheless subject to the remaining procedures set forth in this Policy including the general prohibition on trading while aware of material non-public information.
•Quarterly and Event Specific Black-Out Periods for the “Trading Window Population.” Except for trades made pursuant to a 10b5-1 Plan or the transactions excluded from the definition of “trading,” as described above in Section 3, the Trading Window Population may only trade in any Wayfair Security during an open Trading Window. The Company will identify and notify those Covered Persons who are in the Trading Window Population. Further, the Company will provide a schedule of Trading Windows for the Trading Window Population. Even during an open Trading Window, the Trading Window Population may not trade while aware of material non-public information about Wayfair.
•Event Specific Black-Outs. Additionally, from time to time, the Company may impose a black-out period in connection with non-routine events such as major strategic transactions (e.g., acquisitions, dispositions, joint ventures, financings), product developments, interim earnings or sales releases, significant legal proceedings and other circumstances that potentially implicate material non-public information. Individuals affected by such event-specific black-out period will be notified by the Company that they are subject to the black-out and should not discuss the imposition of such black-out period with others. Except for trades made pursuant to a Rule 10b5-1 Plan or the transactions excluded from the definition of “trading,” as described above in Section 3, all those affected by an event-specific black-out period may not trade in Wayfair Securities while the suspension is in effect.
•10b5-1 Plans Are Required for the “10b5-1 Population.” Except as otherwise may be approved from time to time in appropriate circumstances by an Authorizing Officer in accordance with Section 5.C. below, all trades (as defined in Section 3 above) in Wayfair Securities by the 10b5-1 Population must occur exclusively under one or more 10b5-1 Plans established in accordance with Rule 10b5-1 and this Policy. The Company will identify and notify those Covered Persons who are in the 10b5-1 Population.
•Pre-Clearance Required for the “Pre-Clearance Population.” Except as otherwise may be approved from time to time in appropriate circumstances by an Authorizing Officer in accordance with Section 5.C. below, all trades (as defined in Section 3 above) in Wayfair Securities by the Pre-Clearance Population must be pre-cleared in advance by an Authorizing Officer. The Company will identify and notify those Covered Persons who are in the Pre-Clearance Population. As part of the pre-clearance process, the individual requesting pre-clearance must confirm in writing (including electronic means, e.g., email) that they are not in possession of material non-public information and provide all information requested by an Authorizing Officer. Pre-clearance does not relieve anyone of their responsibility under SEC rules, and the Authorizing Officers do not assume responsibility for the consequences of insider trading. In addition, if your pre-clearance request is denied, you must keep the fact of such denial and the reasons therefor confidential.
For those Covered Persons subject to this Section 4, these additional restrictions, requirements and procedures apply to all trades (as defined in Section 3 above) involving a Wayfair Security, even during a Trading Window. Such additional restrictions, requirements and procedures also apply to all trades by any such Covered Person’s Family Members and Controlled Entities.
5. Additional Information
A. Post-Termination Transactions. Except for the pre-clearance and 10b5-1 Plan requirements set forth in Section 4 above, this Policy continues to apply to each Covered Person’s transactions in Wayfair Securities even after termination of their employment or relationship with the Company for so long as they are in possession of material non-public information.
B. Questions and More Information. Insider trading laws often depend on specific facts and circumstances. This document provides only general guidance.

Please contact the Wayfair legal department if you have any questions about this Policy or your specific situation. If you are aware of a possible violation of this Policy, you should contact your manager or the legal team. For more information on Trading Windows, populations subject to the additional restrictions and requirements set forth in Section 4, 10b5-1 Plans and other topics, please see the FAQs and other supplemental information provided by the Company from time to time.
C. Exceptions. Any exceptions to the definition of “trade”, Trading Windows, and the additional restrictions and requirements set forth in Section 4 must be approved in advance, in writing, by (i) the Company’s General Counsel or Deputy General Counsel (or another designated officer) or (ii) in the case of exceptions requested by the General Counsel, by the Company's Chief Executive Officer, Deputy General Counsel or Chief Financial Officer (or another designated officer) (as applicable, an “Authorizing Officer”). Such exceptions will only be approved in very limited circumstances. Any request for an exception must be submitted to the applicable Authorizing Officers in writing. The Authorizing Officers are under no obligation to approve any requested exception. Further, the Authorizing Officers have absolute discretion to impose such other conditions or requirements in furtherance of this Policy. For the avoidance of doubt, in no event may any Covered Person trade while in possession of material non-public information, as set forth in this Policy.

Adopted by the Board of Directors of Wayfair on February 12, 2025.